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                                                                EXHIBIT 12.1

                             COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES


                                                        Years Ended March 31,
                                ------------------------------------------------------------------------
(In thousands)                  1997            1996            1995            1994            1993
                                ------------------------------------------------------------------------

Income (loss) before income
   taxes                        $200,696        $(141,338)      $145,305        $ 3,663         $146,579
Add fixed charges                 56,669           48,226         29,277         18,906           17,125
                                --------        ---------       --------        -------         --------
   Earnings (as defined)        $257,365        $ (93,112)      $174,582        $22,569         $163,704
                                ========        =========       ========        =======         ========

Fixed charges
   Interest expense             $ 47,882        $  35,904       $ 21,557        $ 14,305        $ 13,777
   Amortization of debt
      issuance costs                 (ii)           2,427          1,458             577             586
   Estimated interest component
      of rent expenses             8,787            9,895          6,262           4,024           2,762
                                --------        ---------       --------        --------        --------
Total fixed charges             $ 56,669        $  48,226       $ 29,277        $ 18,906        $ 17,125
                                ========        =========       ========        ========        ========

Ratio of earnings to
   fixed charges                     4.5              (i)            6.0             1.2             9.6
                                     ===                             ===             ===             ===


(i) Earnings (as defined) for fiscal 1996 were insufficient to cover fixed charges by $141.3 million.

(ii) In 1997 the amortization of debt issuance costs is included in interest expense.